EXHIBIT 3(a)


                            CERTIFICATE OF AMENDMENT
                                       TO
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       NATIONAL TRANSACTION NETWORK, INC.

         National Transaction Network, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable the following amendments to the Restated Certificate of Incorporation of the Corporation:

         RESOLVED:  That  the  first   paragraph   of  Article   FOURTH  of  the
                    Corporation's Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

               "FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is Twenty-Five Million (25,000,000) shares, consisting of Twenty Million (20,000,000) shares of Common Stock with a par value of fifteen cents ($.15) per share (the "Common Stock") and Five Million (5,000,000) shares of Preferred Stock with a par value of ten cents ($.10) per share (the "Preferred Stock").

SECOND: The foregoing amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted by vote of the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

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         IN WITNESS  WHEREOF,  the  Corporation  has caused this  Certificate of
Amendment to be executed by L. Barry Thomson, its President and Secretary and Milton A. Alpern, its Vice President of Finance and Administration, this 10th day of June, 1997.


                            By: /s/ L. Barry Thomson
                                -----------------------------------------
                                L. Barry Thomson, President and Secretary



                            Attest: /s/ Milton A. Alpern
                                    -----------------------------------------
                                    Milton A. Alpern, Vice President, Finance
                                             and Administration